Exhibit 10.23

PREFERRED MEMBERSHIP INTEREST

UNIT SUBSCRIPTION AGREEMENT

THIS PREFERRED MEMBERSHIP INTEREST UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of March 24, 2005, by and between FreedomRoads Holding Company, LLC, a Minnesota limited liability company (the “Company”) and CWFR Capital Corp., a Delaware corporation (the “Preferred Member”).

WHEREAS, the Preferred Member is a subsidiary of CWI, Inc., a Kentucky corporation (“Camping World”), the owner and operator of Camping World retail supercenters throughout the United States which supercenters provide, inter alia, parts, accessories and related goods and service to recreational vehicle users;

WHEREAS, FreedomRoads, LLC, a Minnesota limited liability company and a wholly-owned subsidiary of the Company (“FreedomRoads”), owns and operates a nationwide network of recreational vehicle dealerships and proposes, inter alia, to expand such network with a view to being the largest network of recreational vehicle dealerships in the United States;

WHEREAS, Camping World seeks to locate its retail supercenters next to recreational vehicle dealerships with a view to enhancing Camping World’s retail traffic through a dealer alliance program;

WHEREAS, the Company seeks funds to, inter alia, expand its network of nationwide recreational vehicle dealerships;

WHEREAS, the Preferred Member has determined that making an investment in the Company is in the best interests of the Preferred Member and the Preferred Member desires to make an investment in the Company on the terms set forth in this Agreement;

WHEREAS, the Articles of Organization of the Company provide that the Board of Governors of the Company may establish or designate one or more classes or series of units of membership interest in the Company and may fix the relative rights and preferences of each such class or series;

WHEREAS, the Board of Governors of the Company has established a class of units of membership interest in the Company having the rights and preferences set forth on Exhibit A attached hereto (the “Preferred Membership Interest”) and has authorized the issuance of the Preferred Units described in such Exhibit A; and

WHERAS, the Company wishes to issue all of the Preferred Units to the Preferred Member, and the Preferred Member wishes to subscribe for and acquire all of the Preferred Units, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.             Definitions.

1.1           Acquired Preferred Units.  The term “Acquired Preferred Units” means 88,200 Preferred Units, constituting all of the Preferred Units.

1.2           Amended Membership Interest Schedule.  The term “Amended Membership Interest Schedule” is defined in Section 2.3 (a) of this Agreement.

1.3           Agreement.  The term “Agreement” has the meaning set forth in the opening paragraph of this Agreement.

1.4           Camping World.  The term “Camping World” has the meaning set forth in the recitals to this Agreement.

1.5           Closing.  The term “Closing” means the consummation of the issuance and acquisition of the Preferred Membership Interest against payment of the Subscription Price by the Preferred Member.

1.6           Closing Date.  The term “Closing Date” means the date on which the Closing occurs.

1.7           Company.  The term “Company” has the meaning set forth in the opening paragraph of this Agreement.

1.8           FreedomRoads.  The term “FreedomRoads” has the meaning set forth in the recitals to this Agreement.

1.9           GAAP.  The term “GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

1.10         Material Adverse Effect.  The term “Material Adverse Effect” has the meaning set forth in Section 3.1(a) of this Agreement.

1.11         Member Control Agreement.  The term “Member Control Agreement” means the Member Control Agreement of the Company by and among the Company and the members of the Company other than the Preferred Member.

1.12         Person.  The term “Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.13         Preferred Member.  The term “Preferred Member” has the meaning set forth in the opening paragraph of this Agreement.

1.14         Preferred Unit.  The term “Preferred Unit” is defined in Exhibit A attached hereto.

1.15         Preferred Membership Interest.  The term “Preferred Membership Interest” has the meaning set forth in the recitals to this Agreement.

1.16         Securities Act.  The term “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.17         Subscription Price.  The term “Subscription Price” is defined in Section 2.2 of this Agreement.

2.             Subscription for and Issuance of Preferred Units.

2.1           Issuance of the Preferred Units.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue to the Preferred Member, and the Preferred Member shall acquire from the Company, the Acquired Preferred Units against payment at the Closing of the Subscription Price by wire transfer of immediately available funds to one or more accounts specified by the Company.

2.2           Subscription Price.  The aggregate price to be paid by the Preferred Member for the Acquired Preferred Units (the “Subscription Price”) is $81,005,000.00.

2.3           Closing Events.  At the Closing, the parties hereto shall consummate the following Closing transactions:

(a)           The Company shall amend Schedule A to the Member Control Agreement to reflect the issuance of the Preferred Units to the Preferred Member (Schedule A to the Member Control Agreement, as so amended, is referred to herein as the “Amended Membership Interest Schedule”).  The Preferred Units are not certificated and the amendment of Schedule A to the Member Control Agreement shall constitute issuance of the Preferred Units; and

(b)           The Preferred Member shall pay the Subscription Price to the Company as set forth in Section 2.1 of this Agreement.

(c)           Each of the parties hereto shall execute such other and further documents and certificates as the other may reasonably request to vest the Preferred Membership Interest in the Preferred Member and to otherwise effect the intent hereof.

3.             Representations and Warranties.

3.1           Representations and Warranties of the Company.  The Company represents and warrants to and agrees with the Preferred Member that:

(a)           The Company and each of its subsidiaries has been duly formed and is validly existing in good standing as a corporation, partnership or limited liability company, as the case may be, under the laws of its jurisdiction of organization or formation with the requisite corporate or other power and authority to own its properties and conduct its business as now conducted and is duly qualified to do business as a foreign corporation in good standing in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, condition (financial or other), properties, prospects or results of operations of the Company and its subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”); as of the Closing Date, the Company will have the authorized, issued and outstanding membership interests as set forth in the Amended Membership Interest Schedule; all of the Acquired Preferred Units have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are owned free and clear of all liens, encumbrances, equities and restrictions (other than those imposed by the Securities Act and the state securities or “Blue Sky” laws); no options, warrants or other rights to purchase from the Company or any subsidiary, agreements or other obligations of the Company or any subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, membership interests or other ownership interests in the Company or any subsidiary are outstanding and no holder of membership interests or other ownership interests in the Company or any subsidiary is entitled to have such membership interest registered under the Securities Act; and the Acquired Preferred Units constitute all of the Preferred Units issued or authorized for issuance.

(b)           The Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.  The issuance of the Acquired Preferred Units has been duly and validly authorized by the Company and, when paid for by the Preferred Member in accordance with the terms hereof, the Acquired Preferred Units will have been duly issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Amended Membership Interest Schedule and enforceable against the Company in accordance with its terms.

(c)           No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the performance of this Agreement or for the consummation by the Company of any of the transactions contemplated hereby.

(d)           Neither the Company nor any of its subsidiaries is (i) in violation of its articles of organization, member control agreement, operating agreement, limited liability company agreement (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, which breach or violation would, individually or in the aggregate, have a Material Adverse Effect, or (iii) in default in (and no event has occurred that with notice or passage of time, or both, would constitute a default), has received any notice or claim of any such default or has knowledge of any breach of or in the performance or observance of any obligation, agreement, covenant or condition contained in this Agreement or any other contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default or breach would, individually or in the aggregate, have a Material Adverse Effect.

(e)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and the fulfillment of the terms hereof will not (i) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (A) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which the Company or any of its subsidiaries is a party or to which any of their respective properties or assets are subject, (B) the articles of organization, member control agreement, operating agreement, limited liability company agreement (or similar organizational document) of the Company or any of its subsidiaries, or (C) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or its subsidiaries or any of their respective properties or assets or (ii) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of its subsidiaries, which violation, conflict, breach, default or lien would, individually or in the aggregate, have a Material Adverse Effect.

(f)            The financial statements of the Company and its subsidiaries provided to the Preferred Member present fairly the consolidated financial position, results of operations and cash flows of such entities at the dates and for the periods to which they relate and have been prepared in accordance with GAAP.

(g)           There is not pending or, to the best knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Company or any of its subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such subsidiary would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the transactions contemplated hereby or the issuance of Preferred Units.

(h)           The Company and its subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how that are necessary to conduct their respective businesses.  None of the Company or any of its subsidiaries has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

(i)            The Company and each of its subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted, except where the failure to obtain such permits would not, individually or in the aggregate, have a Material Adverse Effect; the Company and each of its subsidiaries has fulfilled and performed all of its obligations with respect to such permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit; and neither the Company nor any of its subsidiaries has received any notice of any proceeding relating to revocation or modification of any such permit, except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(j)            The Company and each of its subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and have paid all taxes shown as due thereon; and other than tax deficiencies that the Company or any subsidiary is contesting in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles, there is no tax deficiency that has been asserted against the Company or any subsidiary that would, individually or in the aggregate, have a Material Adverse Effect.

(k)           Neither the Company nor any of its subsidiaries or any of such entities’ governors, directors, officers, employees, agents or controlling persons has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Securities Act.

(l)            Neither the Company nor any of its subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any “security” (as defined in the Securities Act) that would require the registration under the Securities Act or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Preferred Units or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.  It is not necessary in connection with the offer, sale and delivery of the Acquired Preferred Units to the Preferred Member in the manner contemplated by this Agreement to register any of the Acquired Preferred Units under the Securities Act.

(m)          The Company and each of its subsidiaries carries insurance (including self-insurance) in such amounts and covering such risks as in its reasonable determination is adequate for the conduct of its business and the value of its properties.

(n)           The Company and each of its subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

3.2           Representations and Warranties of the Preferred Member.  The Preferred Member represents and warrants to and agrees with the Company that:

(a)           Organization and Power.  The Preferred Member is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

(b)           Authorization.  The execution, delivery and performance of this Agreement by the Preferred Member and the consummation by the Preferred Member of the transactions contemplated hereby have been duly and validly authorized by all requisite company action on the part of the Preferred Member, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by the Preferred Member, and this Agreement constitutes a valid and binding obligation of the Preferred Member, enforceable in accordance with its terms and conditions.  The Preferred Member need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Preferred Member is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Investors is a party or by which it is bound or to which any of its assets is subject.

(d)           Investment.  The Preferred Member is not acquiring the Acquired Preferred Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.             Certain Covenants.  The Company covenants and agrees with the Preferred Member that, for so long as any of the Preferred Units remain outstanding,

(a)           Financial Statements.  The Company shall at all times maintain and shall cause its subsidiaries to at all times maintain complete and accurate books of account and records.  The Company shall maintain and shall cause its subsidiaries to maintain a standard system of accounting and will furnish the following statements and reports to the Preferred Member at the Company’s’ expense:

(i)            Within 120 days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company, in each case together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, based on an audit using United States generally accepted auditing standards, by independent certified public accountants of national reputation selected by the Company, stating that such financial statements have been so prepared.  The consolidated financial statements of the Company shall contain a balance sheet as of the end of such fiscal year and a statement of operations, cash flows and members’ equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year.  Within ten days of request by the Preferred Member, the Company shall mail to the Preferred Member a copy of any final letter issued by the Company’s independent accountants concerning the Company’s financial or accounting systems or controls, including all “management letters,” and any final letter issued by the Company’s legal counsel providing information to the independent accountants concerning litigation and related matters relevant to the accountants’ fiscal year review.

(ii)           Within 45 days after the end of each fiscal quarter, the Company’s consolidated balance sheet as of the end of such fiscal quarter and a consolidated statement of operations and consolidated statement of cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, without footnotes, subject to changes resulting from normal or recurring year-end adjustments.

(b)           Other Information and Inspections.  The Company shall furnish to the Preferred Member any information that the Preferred Member from time to time reasonably requests concerning any provision or condition of this Agreement or any matter in connection with the business and operations of the Company or its subsidiaries.  During normal business hours, upon written notice, the Company shall permit a representative of the Preferred Member to visit and inspect any of the properties of the Company or its subsidiaries, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants, all at reasonable times, but no more than once per fiscal quarter.  Upon request, but no more than once per fiscal quarter, the Company shall make such respective executive officers available to report to the Preferred Member or such other Persons as designated by the Preferred Member on the respective affairs, finances and accounts of the Company and such subsidiaries.

(c)           Notice of Material Events.  The Company shall notify the Preferred Member (i) promptly of the existence of an event or condition that is reasonably likely to result in a Material Adverse Effect, (ii)  promptly of the acceleration of the maturity of any debt owed by the Company or any of its subsidiaries having an outstanding principal balance of $1 million or more, (iii)  promptly of any claim asserted against the Company or any of its subsidiaries or with respect to the Company’s or any of its subsidiaries’ properties that is reasonably likely to have a Material Adverse Effect and (iv) promptly of the filing of any suit or proceeding against the Company or any of its subsidiaries in which an adverse decision would be reasonably likely to have a Material Adverse Effect.

(d)           Maintenance of Properties.  The Company shall, and shall cause its subsidiaries to, maintain, preserve, protect and keep all property material to the conduct of their business in good working condition and in compliance with all applicable laws, rules and regulations (except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect), and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted in all material respects.

(e)           Maintenance of Existence and Qualifications.  The Company shall, and shall cause each of its subsidiaries to, maintain and preserve their corporate existence and their rights,

franchises and privileges in full force and effect in all material respects and shall qualify to do business as a foreign corporation in all states or jurisdictions where required by applicable law, except where the failure so to maintain, preserve or qualify would not have a Material Adverse Effect.

(f)            Insurance.  The Company shall keep or cause to be kept, and shall cause each of its subsidiaries to keep or cause to be kept, insured by financially sound and reputable insurers, all property of a character usually insured by similar Persons engaged in the same or similar businesses. The Company shall, and shall cause each of its subsidiaries to, at all times maintain insurance against their liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers.

(g)           Compliance with Agreements and Law.  The Company shall, and shall cause each of its subsidiaries to, perform all obligations they are required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which they are a party or by which they or any of their properties are bound, except for such non-performance as would not, individually or in the aggregate, have a Material Adverse Effect.  The Company shall, and shall cause each of its subsidiaries to, conduct their business and affairs in compliance with all laws, regulations and orders applicable thereto, except for such noncompliances as would not, individually or in the aggregate, have a Material Adverse Effect.

(h)           Indemnity.  The Company agrees to indemnify the Preferred Member and its direct and indirect shareholders and affiliates and the respective officers, directors, representatives, agents and employees of the Preferred Member and its direct and indirect shareholders and affiliates (each of the foregoing being referred to as an “indemnified party”), upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever that to any extent (in whole or in part) may be imposed on, incurred by, or asserted against an indemnified party growing out of, resulting from or in any other way associated with the purchase or ownership of the Acquired Preferred Units and the transactions and events associated herewith or contemplated herein, other than (A) taxes imposed upon amounts received by the Preferred Member hereunder, and (B) as result of a breach of a representation, warranty or covenant contained in Section 3.2 hereof or other breach by the Preferred Member of the terms hereof.  Each party will cooperate with the other in resolving or attempting to resolve any claim and will permit the other party access to all books and records which might be useful for such purpose, during normal business hours and at the place, where the same are normally kept, full right to make copies thereof or extracts therefrom at the cost of the copying party.

(i)            Best Efforts.  The Company will use its best efforts to do and perform all things required to be done and performed by it under this Agreement prior to or after the Closing Date and to satisfy all conditions precedent on its part to the obligations of the Preferred Member.

5.             Miscellaneous.

5.1           Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors and assigns.

5.2           Amendment; Waiver.  This Agreement may be amended only by a written instrument signed by the parties hereto.  No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

5.3           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

5.4           Integration.  This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

5.5           Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.6           Rights Cumulative; Waiver.  The rights and remedies of the parties hereto shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

5.7           No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement shall be deemed to create or confer upon any other person any remedy, claim, liability, reimbursement, cause of action or other right whatsoever.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the date and year first above written.

FREEDOMROADS HOLDING
COMPANY, LLC

By:	/s/ Marcus A. Lemonis
Its: Chairman and Chief Executive Officer

CWFR CAPITAL CORP.

By:	/s/ Thomas F. Wolfe
Its: Senior Vice President and Chief Financial Officer

EXHIBIT A

Rights and Preferences

of

Preferred Membership Interest

Unless otherwise defined in this Exhibit A, capitalized terms used herein have the meanings given them in the Member Control Agreement of the Company.  The rights and preferences of the Preferred Membership Interest are as follows:

1.             Capital Contribution and Face Amount.  The “Capital Contribution” for the Preferred Membership Interest shall be $918.42 per Preferred Unit.  The “Face Amount” for the Preferred Membership Interest shall be $1,000 per Preferred Unit.

2.             Voting Rights.   The holders of Preferred Units (the “Preferred Holders”) shall be entitled to veto any action of the Members or the Board of Governors affecting the rights and preferences applicable to the Preferred Membership Interest.  The Company shall not voluntarily commence any proceeding or file any petition seeking liquidation, organization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect without the prior consent of the Preferred Holders.  The Preferred Holders shall not have other voting rights in the Company.

3.             Distributions.  The Preferred Holders shall be entitled to receive, when and as declared by the Board of Governors from any source legally available therefor, cash in an amount equal to the Preferred Return.  Any portion of the Preferred Return not paid shall accumulate and shall be compounded semi-annually until paid.

4.             Liquidation Preference.  In the event of any voluntary dissolution, liquidation, partial liquidation or winding up of the Company, after due payment or provision for payment of the debts and other liabilities of the Company, the Preferred Holders shall be entitled to receive from the net assets an amount (the “Liquidation Payment”) equal to the Face Amount plus distributions accumulated and unpaid pursuant to Section 3 above.

5.             Redemption.

A.            Voluntary Redemption.  The Company shall, on any date, have the option of redeeming and retiring the Preferred Membership Interest by payment to the Preferred Holders of an amount equal to the Liquidation Payment.

B.            Mandatory Redemption.  The Company shall redeem the Preferred Membership Interests contemporaneously with the closing of an Asset Sale.

C.            Asset Sales.  In case at any time (i) there shall be any capital reorganization or reclassification of the Membership Interests or consolidation or merger of the Company with or into another entity; (ii) there shall occur a sale of a material amount of assets of the Company (including shares of stock of any entity owned by the Company) to an unaffiliated entity (other than sales of inventory and similar assets of the Company in the ordinary course of business); (iii) if theretofore transferred to an affiliate, there shall occur (a) a sale of such assets by such affiliate to an unaffiliated entity, (b) a capital reorganization or reclassification of the ownership of such affiliate, (c) the consolidation or merger of such affiliate with or into another entity, (d) a distribution in respect of any such assets or (e) a voluntary or involuntary dissolution or winding up of any such assets or such affiliate; or (v) there shall be a voluntary or involuntary dissolution or winding up of the Company (each of the foregoing events constituting, for purposes hereof, an “Asset Sale”), the Company shall be deemed to have been liquidated and the Preferred Holders shall be paid an amount equal to the Liquidation Payment.

D.            Terms of Redemption.  The redemption price for each Preferred Unit under any subsection of this Section 5 shall be equal to the Liquidation Payment as of the date of redemption and shall be paid by the Company in cash.  The Company shall give notice by mail of redemptions to the Preferred Holders at least five calendar days prior to any date of redemption.  Such notice (i) shall specify the date of redemption, and (ii) shall be addressed to the Preferred Holders at the Preferred Holders’ address as shown on the records of the Company.

If the Company deposits, on or prior to any date fixed for redemption of the Preferred Membership Interest, with any bank or trust company having capital and surplus of at least $50,000,000 as a trust fund, an amount equal to the Liquidation Payment with instructions and authority to such bank or trust company to pay the Liquidation Payment on or after the date fixed for redemption or prior thereto, then, upon the surrender of any certificates (or other evidence of the issuance of the Preferred Membership Interest), from and after the date of such deposit, and notwithstanding that the termination of the Preferred Membership Interest shall not have been memorialized by an appropriate amendment to the governing instruments for the Company, the Preferred Membership Interest shall no longer be deemed to be outstanding and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the Preferred Holders to receive from such bank or trust company at any time after the date of such deposit, the amount of the Liquidation Payment so deposited, without interest.  Any funds so deposited and unclaimed at the end of three years from such redemption date shall be released or repaid to the Company, after which the sole right of the Preferred Holders shall be to receive payment of the Liquidation Payment from the Company.

6.             Restricted Distributions.  The Company shall not make a Restricted Distribution except in accordance with this Section 6.  As of any date (a “Distribution Date”) on which the Company proposes to make a Restricted Distribution, the Company may make the Restricted Distribution only to the extent the amount of the Restricted Distribution does not exceed (a) 50% of the amount equal to (i) the Company’s Net Profit for the period from January 1, 2005 to the Distribution Date (the “Calculation Period”) less (ii) the aggregate amount of Permitted Tax Distributions theretofore made during the Calculation Period, less (b) the aggregate amount of Restricted Distributions theretofore made during the Calculation Period.  The provisions of this Section 6 shall not prohibit Permitted Tax Distributions or distributions to the Preferred Holders with respect to the Preferred Membership Interest.

7.             Transfers.  By acceptance of the Preferred Membership Interest, each Preferred Holder agrees not to sell, give, pledge, assign or otherwise transfer any Preferred Unit held by such Preferred Holder.  The provisions of Article V and Article VI of the Member Control Agreement do not apply to the Preferred Membership Interest.

8.             Definitions.  As used herein the following terms have the meanings given to them hereinbelow:

“Disproportionate Distribution” means that portion of a distribution made by the Company to the Members other than the Preferred Holder that was not made in proportion to the Percentage of Financial Rights of the Members.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Net Profit” means, for any period, the aggregate amount of the net income for such period of the Company and all entities that are required in accordance with GAAP to be consolidated with the Company for financial statement purposes, as such net income is determined in accordance with GAAP consistently applied.

“Permitted Tax Distributions” means, for any year, cash distributions to Members aggregating an amount equal to (a) the sum of (i) the highest marginal individual federal income tax rate plus (ii) an assumed individual state tax rate of 10%, times (b) taxable income of the Company (based on reasonable estimates made by the Company during the year of the amount of taxable income that is to be reported on the Company’s partnership tax return for such year).

“Preferred Return” means an amount equal to (a) 10.875% per annum on the Face Amount from the date of issuance of the Preferred Membership Interest to the date of redemption, less (b) the amount of any capital contribution made directly or indirectly to the Preferred Holder (or to the direct or indirect parent company of the Preferred Holder) by a Member other than the Preferred Holder from the proceeds of a Disproportionate Distribution.

“Preferred Unit” means a unit of Preferred Membership Interest in the Company having the rights and preferences set forth herein.

“Restricted Distribution” means any distribution to Members with respect to a Membership Interest other than (a) distributions to the Preferred Holders with respect to the Preferred Membership Interest and (b) Permitted Tax Distributions.